Exhibit 99.1

Solar Capital Completes Private Placement of $75 million of Senior Secured Notes

NEW YORK, NY May 14, 2012 – Solar Capital Ltd. (NASDAQ: SLRC) (the “Company”) has issued $75 million of five-year, senior secured notes in a private placement with a fixed interest rate of 5.875% and a maturity date of May 10, 2017 (the “Notes”). Interest on the Notes will be due semi-annually on May 10th and November 10th. The Company may prepay the Notes, in whole or in part, at any time at a price equal to 100% of the principal amount being prepaid, plus accrued and unpaid interest and a “make-whole” prepayment premium. The proceeds from the issuance of the Notes will be used to fund new portfolio investments, reduce outstanding borrowings and/or commitments on the Company’s revolving credit facility and for general corporate purposes. The Notes bring the Company’s total debt capacity to $615 million.

“We are pleased to enhance our capital structure with this offering of long-term, fixed-rate notes, which further diversifies both our maturity profile and our lender base,” said Michael Gross, Chairman and CEO of Solar Capital Ltd. “We look forward to building long-term strategic relationships with the high-quality, institutional investors, who participated in this offering, and we greatly appreciate their support.”

ABOUT SOLAR CAPITAL LTD.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans, mezzanine loans, and equity securities.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

Contact:

Solar Capital Ltd.

Nick Radesca, 212-993-1660